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                                                                  EXHIBIT 12.1
                               SEMPRA ENERGY
         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                       AND PREFERRED STOCK DIVIDENDS
                           (Dollars in millions)
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                                                                                For the nine
                                                                                months ended
                                                                                September 30,
                                1996      1997      1998      1999      2000      2001
                              --------  --------  --------  --------  --------  --------
Fixed Charges and Preferred
Stock Dividends:

Interest                        $ 205    $ 209     $ 210     $ 233     $ 305     $ 279
Interest Portion of
 Annual Rentals                    28       25        20        10         8         6
Preferred dividends
 of subsidiaries (1)               37       31        18        16        18        15
                               -------- --------  --------  --------  --------  --------
Total Fixed Charges
 and Preferred Stock
 Dividends For Purpose
 of Ratio                       $ 270    $ 265     $ 248     $ 259     $ 331     $ 300
                               ======== ========  ========  ========  ========  ========

Earnings:

Pretax income from
  continuing operations         $ 727    $ 733     $ 432     $ 573     $ 699     $ 663
Add:
 Fixed charges
  (from above)                    270      265       248       259       331       300
 Less:
  Fixed charges
  capitalized                       5        3         3         5         5         6

  Equity income (loss) of
  unconsolidated subsidiaries
  and joint ventures                -        -         -         -        62         7
                               -------- -------- --------  --------  --------  --------
 Total Earnings for
  Purpose of Ratio              $ 992    $ 995     $ 677     $ 827     $ 963     $ 950
                               ======== ======== ========  ========  ========  ========
Ratio of Earnings
 to Combined Fixed Charges
 and Preferred Stock
 Dividends                       3.67     3.75      2.73      3.19      2.91      3.17
                               ======== ======== ========  ========  ========  ========

(1) In computing this ratio, "Preferred dividends of subsidiaries" represents the before-tax earnings necessary to pay such dividends, computed at the effective tax rates for the applicable periods.

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